EXHIBIT 21

LIST OF SUBSIDIARIES

WHOLLY OWNED SUBSIDIARIES OF KNOLL, INC.	JURISDICTION OF INCORPORATION

Knoll North America Corp	Ontario, Canada

Spinneybeck Enterprises, Inc.	New York

Spinneybeck, LTD. (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ontario, Canada

Spinneybeck Ireland (wholly owned subsidiary of Spinneybeck Enterprises, Inc.)	Ireland

Edelman Leather, LLC	Delaware

Edelman Leather Limited (wholly owned subsidiary of Edelman Leather, LLC)	Ireland

Knoll Overseas, Inc.	Delaware

Knoll Middle East, LLC (wholly owned subsidiary of Knoll Overseas, Inc.)	Delaware

Knoll Muebles y Sistemas S.A. (wholly owned subsidiary of Knoll Overseas, Inc.)	Columbia

Knoll Europe B.V. (wholly owned subsidiary of Knoll Overseas, Inc.)	Netherlands

Knoll Italy, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.p.A. (75% owned subsidiary of Knoll Europe B.V. and 25% owned subsidiary of Knoll Italy, Ltd.)	Italy

Knoll International, Ltd. (wholly owned subsidiary of Knoll Europe B.V.)	England & Wales

Knoll International S.A. (wholly owned subsidiary of Knoll Europe B.V.)	France

Knoll International Deutschland GmBH (wholly owned subsidiary of Knoll Europe B.V.)	Germany

Knoll International Belgium S.A. (wholly owned subsidiary of Knoll Europe B.V.)	Belgium